Exhibit 3.4

Wyoming Secretary of State Herschler Building East, Suite 101 122 W 25th Street Cheyenne, WY 82002-0020 Ph. 307.777.7311 Email: Business@wyo.gov

Profit Corporation

Application for Certificate of Transfer

Pursuant to W.S. 17-16-1720 the undersigned corporation hereby applies for a Certificate of Transfer from the state of Wyoming.

1.	Corporation name:
U.S. Energy Corp.

2.	The name by which the corporation will be known in the foreign jurisdiction:
(Leave this portion blank if no change is being made to the name.)

3.	It hereby requests a Certificate of Transfer from the state of Wyoming, and wishes to become incorporated under the laws of the state or nation of:
Delaware

4.	Name and address of the proper officer of the new state or nation.
(This office shall immediately transmit a notice of issuance of a certificate of transfer to the proper officer of the jurisdiction to which the profit corporation is transferred.)

Recipient:	Delaware Division of Corporations

Office Address:	John G. Townsend Bldg., 401 Federal Street, – Suite 4, Dover, DE 19901

5.	The corporation shall maintain within the State of Wyoming an agent for service of process for at least one (1) year after the transfer is effected. The information for the current registered agent is as follows: (PLEASE NOTE: If this is not the registered agent currently on file with the Secretary of State’s Office, an Appointment of New Registered Agent and Office form needs to be submitted with this document.)

Name:	C T Corporation System

Address:	1908 Thomes Ave, Cheyenne, WY 82001
(If mail is received at a Post Office Box, please list above in addition to the physical address.)

P-CertificateTransfer – Revised Nov 2021

6.	Certifications. The following certifications must be completed in order for the Certificate of Transfer to be valid. The signatory executing the document must check the box next to each certification.

☑	The corporation shall surrender its certificate of incorporation under this act upon the effectiveness of the transfer.

☑	The transfer was duly approved by the directors and the shareholders - see W.S. 17-16-1720(g).

☑	I hereby certify that I have attached a copy of the corporate resolution authorizing the transfer of the profit corporation from the state of Wyoming to the new jurisdiction.

7.	Any other terms and conditions of the transfer.

Signature:	/s/ Ryan Smith	Date:	08/03/2022
(Shall be executed by Chairman of the Board, President or another its officers.)			(mm/dd/yyyy)

Print Name:	Ryan Smith	Contact Person:	Ryan Smith
Title:	CEO	Daytime Phone Number:	(832) 312-0720
		Email:	Ryan@usnrg.com

(An email address is required. Email(s) provided will receive important reminders, notices and filing evidence.)

Checklist
☐	Filing Fee: $60.00 Make check or money order payable to Wyoming Secretary of State.
☐	Processing time is up to 15 business days following the date of receipt in our office.
☐	A copy of the company’s resolution authorizing the transfer to the new jurisdiction is required.
☐	Please note that not all jurisdictions accept Certificate of Transfer documents. Contact the appropriate authority in the new jurisdiction before proceeding with the transfer.
☐	Please mail with payment to the address at the top of this form. This form cannot be accepted via email.
☐	Please review the form prior to submission. The Secretary of State’s Office is unable to process incomplete forms.

P-CertificateTransfer – Revised Nov 2021